Exhibit 99.1

PRESS RELEASE

NRG Energy Continues Board Refreshment

with Appointment of Two New Directors

PRINCETON, NJ – October 14, 2019 -- NRG Energy (NYSE: NRG) today announced changes to its Board of Directors, including the appointment of two new independent directors: Antonio Carrillo and Alexandra Pruner, effective October 15, 2019. In addition, Bill Hantke will be retiring at the end of 2019 and Terry Dallas will not be standing for re-election at the Company’s 2020 Annual Meeting of Stockholders.

“The Board is pleased to welcome these two new independent directors, as we continue to refresh our makeup to further align our Board’s expertise with the company’s strategic direction. These appointments underscore our commitment to ongoing Board refreshment and our focus on enhancing the diversity, skills and expertise represented on the Company’s Board,” said Larry Coben, NRG Board Chairman.

With these new independent directors, and the retirements of Messrs. Dallas and Hantke, the Board will be set at ten (10) members.

“We would like to thank Bill and Terry for their dedicated leadership and commitment to the Board and the Company,” said Coben “We are grateful for their many contributions during their 14 and 8 years of service, respectively, as directors and committee chairs, from which the Company will benefit for many years to come.”

About the new directors:

Antonio Carrillo

Mr. Antonio Carrillo has served as Arcosa Inc.’s President and Chief Executive Officer since November 2018 and serves as a member of its Board of Directors. From April 2018 to November 2018, Mr. Carrillo served as Senior Vice President and Group President of Construction, Energy, Marine and Components of Trinity Industries, Inc. (Trinity). From 2012 to February 2018, Mr. Carrillo served as the Chief Executive Officer of Orbia Advance Corporation (formerly known as Mexichem S.A.B. de C.V.) (Orbia), a publicly-traded global specialty chemical company. Prior to joining Orbia, Mr. Carrillo spent 16 years at Trinity where he served as Senior Vice President and Group President of Trinity’s Energy Equipment Group and was responsible for Trinity’s Mexico operations. Mr. Carrillo previously served as a director of Trinity from 2014 until November 2018 and a director of Dr Pepper Snapple Group, Inc. from 2015 to 2018.

Alexandra Pruner

Ms. Pruner has served as a Senior Advisor of Perella Weinberg Partners, a global independent advisory firm providing strategic and financial advice and asset-management services, and its energy division, Tudor, Pickering, Holt & Co., since December 2018. She previously served as Partner and Chief Financial Officer of Perella Weinberg Partners from December 2016 through November 2018. She served as Chief Financial Officer and a member of the Management Committee at Tudor, Pickering, Holt & Co. from the firm's founding in 2007 until its combination with Perella Weinburg Partners in 2016. Ms. Pruner serves on the Board of Directors and as a member of the audit committees of Plains All American Pipeline, L.P. and its general partner PAA GP Holdings LLC, and served on the Anadarko Petroleum Corporation Board until its merger with Occidental Petroleum.  She is the founder and a Board member of Women's Global Leadership Conference in Energy & Technology, is an Emeritus Director of the Amegy Bank Development Board, and is the Chair of Brown University's President's Advisory Council on the Economics Department.  Ms. Pruner is chair of the audit committee and member of the executive committee of the United Way of Greater Houston, on the Board of the Houston Zoo and serves on the Houston advisory Board of The Nature Conservancy, among other volunteer efforts.

About NRG

At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to more than 3.7 million residential, small business, and commercial and industrial customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, and by working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy, @nrginsight.

Contacts:

Media:	Investors:

Candice Adams	Kevin L. Cole, CFA
609.524.5428	609.524.4526